Exhibit 99.1

News Release
CONTACT:	Michael J. McCann
CFO and Treasurer
(337) 235-2452

FOR IMMEDIATE RELEASE

PETROLEUM HELICOPTERS, INC. ANNOUNCES RESULTS
FOR THE THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2004

     LAFAYETTE, LA — November 9, 2004 — Petroleum Helicopters, Inc. (PHI) today reported net earnings of $2.7 million ($0.48 per diluted share) on operating revenues of $77.7 million for the quarter ended September 30, 2004. For the same period of 2003, the Company reported net earnings of $0.1 million ($0.01 per diluted share) on operating revenues of $69.6 million.

     For the nine months ended September 30, 2004, net earnings were $3.8 million ($0.69 per diluted share) on operating revenues of $214.9 million. This compares to net earnings of $1.4 million ($0.25 per diluted share) on operating revenues of $200.6 million for the same nine-month period in 2003.

     We saw improvement in the Oil and Gas Division relative to deepwater operations. Additionally, the expansion in the Air Medical division continues to look promising in all geographic areas.

     PHI provides helicopter transportation and related services to a broad range of customers including the oil and gas industry, air medical programs and the third-party maintenance business. PHI Common Stock is traded on The Nasdaq SmallCap Market (symbols PHEL and PHELK).

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Petroleum Helicopters, Inc. released the following earnings figures for the third quarter and nine months ended September 30, 2004.

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Operating revenues	$77,733	$69,640	$214,892	$200,586
Gain on disposition of property and equipment	1,091	273	2,271	1,711
Other	76	165	221	533

	78,900	70,078	217,384	202,830

Expenses:
Direct expenses	63,805	59,952	179,138	170,758
Selling, general, and administrative expenses	5,403	5,048	16,157	14,786
Interest expense	5,026	4,984	15,052	14,972

	74,234	69,984	210,347	200,516

Earnings before income taxes	4,666	94	7,037	2,314
Income taxes	2,007	38	3,262	925

Net earnings	$2,659	$56	$3,775	$1,389

Weighted average common shares outstanding:
Basic	5,383	5,383	5,383	5,383
Diluted	5,486	5,486	5,486	5,476
Net earnings per common share:
Basic	$0.49	$0.01	$0.70	$0.26
Diluted	$0.48	$0.01	$0.69	$0.25

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